EXHIBIT 99.1

NEWS RELEASE     NEWS RELEASE     NEWS RELEASE     NEWS RELEASE     NEWS RELEASE

[LOGO OF AMERICAN EXPRESS COMPANY]

CONTACTS:

INVESTORS/ANALYSTS:         MEDIA:
Ron Stovall                 Joanna Lambert                Michael O'Neill
212-640-5574                212-640-9668                  212-640-5951
ronald.stovall@aexp.com     joanna.g.lambert@aexp.com     mike.o'neill@aexp.com
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FOR IMMEDIATE RELEASE

 AMERICAN EXPRESS SETTLES ANTITRUST CLAIMS AGAINST MASTERCARD FOR $1.8 BILLION
  AGREEMENT WOULD BRING TOTAL PAYMENTS FROM MASTERCARD AND VISA TO $4 BILLION
             SETTLEMENT TO HELP LESSEN IMPACT OF WEAKENING ECONOMY

NEW YORK, June 25, 2008 -- American Express announced today that it has reached an agreement with MasterCard Inc. to drop a lawsuit alleging that MasterCard had illegally blocked American Express from the bank-issued card business in the United States.

Under the terms of the agreement, MasterCard will pay American Express up to $1.8 billion. This follows an earlier agreement with Visa to settle similar claims for up to $2.25 billion. Subject to certain performance criteria, American Express would receive more than $4 billion for agreeing to drop its claims against the two credit card networks. The combined antitrust settlement is the largest in U.S. history.

The MasterCard payments to American Express will be made in quarterly installments over three years. Together with the previously announced payments from Visa, this represents $880 million annually for American Express over the next three years, starting in the third quarter of 2008 and running through mid-year 2011. American Express would receive two subsequent quarterly payments of up to $70 million from Visa in the latter half of 2011.

"The $4 billion settlement represents a very satisfactory resolution of our lawsuits against the country's two major card associations," said Kenneth I. Chenault, chairman and chief executive officer.

Mr. Chenault also said, "Business conditions continue to weaken in the U.S. and so far this month we have seen credit indicators deteriorate beyond our expectations. While it is too early to assess the impact of these indicators, the antitrust settlement we've reached with MasterCard provides us with a multi-year source of funds that should, among other things, help to lessen the impact of this weakening economic cycle and, when conditions improve, give us the ability to step up investments in the business."

American Express filed the suit in Federal court (November 2004) to seek monetary damages for the lost business opportunity that resulted from the illegal conspiracy to boycott American Express. Following American Express' settlement with Visa (November 2007) and the dismissal of all the bank defendants, MasterCard was the sole remaining defendant in the antitrust lawsuit. The case will now be dismissed.

The payments from both MasterCard and Visa are subject to American Express achieving certain quarterly performance criteria in its U.S. Network services business. Given the strong growth momentum within that business, the Company is highly optimistic about its ability to meet those performance requirements. Proceeds from a possible settlement with MasterCard were not built into the American Express 2008 financial plan.

American Express Company is a leading global payments and travel company founded in 1850. For more information, visit www.americanexpress.com.

Editors' Note: Below is a brief summary of the settlements discussed above:

Visa Settlement: American Express reached a $2.25 billion settlement with Visa in November 2007 and recognized an initial payment of $1.13 billion in the fourth quarter of last year. The first installment of $70 million was recognized in first quarter 2008. The remaining payments of up to $70 million per quarter are scheduled to be received over the next 15 quarters, ending fourth quarter 2011.

Mastercard Settlement: Under terms of the $1.8 billion settlement with MasterCard, American Express would receive quarterly payments of up to $150 million over the next 12 quarters, starting in the third quarter of 2008 and ending second quarter 2011.

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This release includes forward-looking statements, which are subject to risks and uncertainties. The words "believe," "expect," "anticipate," "optimistic," "intend," "plan," "will," "could," "would," "likely," and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to the Company's ability to grow and expand the Global Network Services business in the United States and the success of such Global Network Services business in meeting the performance requirements called for by the settlement agreement described in this release. A further description of our risks and uncertainties can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, and our other reports filed with the SEC.